Exhibit 5.1
  April 29, 1998



  Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street, N.W.
  Washington, D.C. 20549

     Re:  Qwest Communications International Inc.
          Form S-4 Registration Statement Filed April 29, 1998

  Ladies and Gentlemen:

     As counsel for Qwest Communications International Inc., a Delaware corporation (the "Company"), we have examined the above-referenced
  Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), which the Company has filed covering the exchange of the Company's 8.29% Series B Senior Discount Notes Due 2008(the "Exchange Notes") for its outstanding 8.29% Senior Discount Notes Due 2008 (the "Old Notes")

     We have examined the Company's Amended and Restated Certificate of Incorporation, By-Laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinions set forth below.

     Based on such investigation, it is our opinion that the Exchange Notes, when sold as described in the prospectus included in the Registration Statement, will be legally issued, fully paid and non-assessable.

     We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

                  HOLME ROBERTS & OWEN LLP





                 By:  /s/ Martha Dugan Rehm
                      ------------------------
                      Martha Dugan Rehm





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